Exhibit 5.1

350 East Las Olas Boulevard Las Olas Centre II, Suite 1150 P.O. Box 30310 Fort Lauderdale, FL 33303-0310 954.759.2760 Direct 954.462.4150 Main 954.462.4260 Fax cgage@ralaw.com www.ralaw.com

July 13, 2011

Chanticleer Holdings, Inc.
11220 Elm Lane, Suite 203
Charlotte, NC  28277

Re:   Registration Statement on Form S-1 (Registration No. 333-171570)

Ladies and Gentlemen:

We have acted as counsel to Chanticleer Holdings, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-1 (the "Registration Statement") filed on November 6, 2011, with the Securities and Exchange Commission under the Securities Act of 1933, relating to the sale from time to time of the following securities: (i) 2,460,974 non-transferable subscription rights (the “Subscription Rights”) to subscribe for Class A Warrants (“Class A Offered Warrants”) and Class B Warrants (“Class B Offered Warrants”, and together with the Class A Offered Warrants the “Offered Warrants”) to purchase shares of the common stock of the Company; (ii) Class A Offered Warrants to purchase up to 2,460,974 shares of common stock of the Company; (iii) Class B Offered Warrants to purchase up to 2,460,974 shares of common stock  of the Company; and (iv) up to 4,921,948 shares of common stock of the Company  issuable upon exercise of the Offered Warrants (the “Warrant  Shares”, and together with the Subscription Rights and the Offered Warrants, the "Registered Securities").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action  (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that each of the Registered Securities, once issued as set forth in the Registration Statement, the subscription rights certificate, and the Offered Warrants, will be duly authorized by all requisite corporate action, validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within a category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours, /s/ Rotezel & Andress LPA